Exhibit T3A-25

State of Delaware Secretary of State Division of Corporations Delivered 03:19 PM 08/10/2017 FILED 03:19 PM 08/10/2017 SR 20175671730 - File Number 6507542

CERTIFICATE OF FORMATION

OF

SOUTHERN INDIANA HOLDCO 2 LLC

This Certificate of Formation is being executed as of August 10, 2017 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § § 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is Southern Indiana Holdco 2 LLC (the “Company”).

2. Registered Office and Registered Agent The Company’s registered office in the State of Delaware is located at 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware 19808. The registered agent of the Company for service of process is Corporation Service Company located at 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Gretchen E. Muller
Gretchen E. Muller, an Authorized Person